Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Cynapsus Therapeutics Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2014 with respect to the consolidated statement of financial position as at December 31, 2013, and the consolidated statement of loss and comprehensive loss, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended December 31, 2013 of Cynapsus Therapeutics Inc. (the Registrant”), appearing in the Registrant’s amendment no. 2 to Form F-10 (File No. 333-204226) filed with the Securities and Exchange Commission on June 17, 2015.

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

July 29, 2015

Ontario, Canada